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                                                                   Exhibit 7(gg)

                                     Form of
                                LETTER AGREEMENT

________, 2007

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

Please be advised that Janus Adviser Series (the "Trust") has established Janus Adviser Floating Rate High Income Fund effective April 2, 2007, and Janus Adviser INTECH Risk-Managed International Fund effective May 1, 2007 as two new series of the Trust. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES


By:
    ---------------------------------
    Stephanie Grauerholz-Lofton,
    Vice President and Secretary


STATE STREET BANK AND TRUST COMPANY


By:
    ---------------------------------

Agreed to this ____ day of _____________ 2007